Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2020 FINANCIAL RESULTS

WILMINGTON, Del., January 26, 2021 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2020 financial results.

FOURTH QUARTER RESULTS

•   GAAP net income of $186 million ($0.99 diluted earnings per share) compared to $171 million ($0.78 diluted earnings per share) in the year-ago quarter.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.97 compared to $0.67 in the year-ago quarter.

•   Core Earnings of $166 million ($0.88 diluted Core Earnings per share) compared to $153 million ($0.69 diluted Core Earnings per share) in the year-ago quarter.

FULL YEAR RESULTS

•   GAAP net income of $412 million ($2.12 diluted earnings per share) compared to $597 million ($2.56 diluted earnings per share) in the year-ago period.

•   Adjusted(1) diluted Core Earnings(2) per share of $3.40 compared to $2.64 in the year-ago period.

•   Core Earnings of $631 million ($3.24 diluted Core Earnings per share) compared to $607 million ($2.60 diluted Core Earnings per share) in the year-ago period.

CEO COMMENTARY – “In a year defined by the COVID-19 crisis, Navient responded swiftly and decisively, leveraging our operational expertise and scaled infrastructure to support our customers and clients as they faced many challenges,” said Jack Remondi, president and CEO of Navient. “Whether we were helping borrowers through repayment solutions or supporting our state and local partners manage their unique needs, we stepped up and our results reflect it. Strong credit performance, growth in our refinance business and strong business processing performance are among the highlights in our solid 2020 earnings. We especially appreciate the flexibility and commitment of our employees during this extraordinarily challenging year.”

FOURTH-QUARTER HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $134 million, down 1%. • Net interest income increased 9%. • FFELP Loan delinquency rate decreased 21% from 11.7% to 9.2%.
CONSUMER LENDING SEGMENT	• Net income increased $19 million, or 21%. • Originated $1.1 billion of Private Education Refinance Loans. • Private Education Loan delinquency rate decreased 43% from 4.6% to 2.6%.
BUSINESS PROCESSING SEGMENT	• EBITDA(2) increased $11 million, or 100%, to $22 million, primarily due to revenue earned from new contracts to support states. • Revenue increased $34 million, or 58%, to $93 million.
CAPITAL

•   Adjusted tangible equity ratio(2) of 5.0%. Pro forma adjusted tangible equity ratio of 7.1%.(2)

•   Paid $30 million in common stock dividends.

•   $600 million common share repurchase authority remains outstanding.

FUNDING & LIQUIDITY	• Retired $1.1 billion of senior unsecured debt, including $579 million scheduled to mature in 2021. • Issued $2.3 billion in term ABS.
EXPENSES

•   Adjusted Core Earnings expenses(1) increased $5 million to $249 million. This increase was a result of a $25 million increase in the Business Processing segment in connection with a $34 million increase in related revenue, with the remaining $20 million decrease in expenses primarily in the Federal Education Loans and Consumer Lending segments.

(1)

Adjusted diluted Core Earnings per share and adjusted Core Earnings expenses, both non-GAAP financial measures, exclude $20 million, $(7) million, $42 million and $12 million of net restructuring and regulatory-related expenses in fourth-quarters 2020 and 2019, and in full-years 2020 and 2019, respectively. These expenses are net of $0, $20 million, $10 million and $30 million of insurance reimbursements for costs related to such matters over the same respective periods.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see “Non-GAAP Financial Measures” on pages 19 - 29.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q20	3Q20	4Q19

Net interest income	$162	$161	$148
Provision for loan losses	—	4	8
Other revenue	79	87	127

Total revenue	241	244	267
Expenses	70	64	89

Pre-tax income	171	180	178

Net income	$134	$137	$136

Segment net interest margin	1.06%	1.03%	.87%
FFELP Loans:
FFELP Loan spread	1.12%	1.10%	.93%
Provision for loan losses	$—	$4	$8
Charge-offs	$9	$9	$9
Charge-off rate	.07%	.07%	.06%
Greater than 30-days delinquency rate	9.2%	9.3%	11.7%
Greater than 90-days delinquency rate	4.6%	3.5%	5.8%
Forbearance rate	13.8%	14.3%	12.2%
Average FFELP Loans	$59,389	$60,695	$65,642
Ending FFELP Loans, net	$58,284	$59,559	$64,575

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.6	5.6
Total federal loans serviced	$284	$284	$287
Contingent collections receivables inventory	$10.2	$13.0	$19.0

DISCUSSION OF RESULTS — 4Q20 vs. 4Q19

•	Core Earnings were $134 million compared to $136 million in the year-ago quarter.

•	Net interest income increased $14 million primarily due to a favorable interest rate environment.

•	Provision for loan losses decreased $8 million. See pages 13 – 16 for discussion regarding transition to CECL on January 1, 2020.

○

Charge-offs were $9 million, unchanged from fourth-quarter 2019. CECL requires the charge-offs to include the premium or discount related to defaulted loans which increased the fourth-quarter 2020 and third-quarter 2020 charge-offs by $3 million and $3 million, respectively.

○	Delinquencies greater than 30 days were $4.4 billion compared with $6.3 billion in fourth-quarter 2019.

○

Forbearances were $7.7 billion, up $0.3 billion from $7.4 billion in pre-COVID-19 fourth-quarter 2019. Forbearances have declined by approximately $9.4 billion from the COVID-19 peak in second-quarter 2020.

•

Other revenue decreased $48 million primarily due to a $37 million decrease in asset recovery revenue, which was primarily a result of the wind-down of the ED asset recovery contract as well as the impact of COVID-19 on certain collection activities.

•	Expenses were $19 million lower primarily as a result of the decrease in asset recovery revenue discussed above as well as improvements in operating efficiencies.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q20	3Q20	4Q19

Net interest income	$176	$189	$195
Provision for loan losses	2	10	42
Other revenue	1	1	2

Total revenue	175	180	155
Expenses	37	37	40

Pre-tax income	138	143	115

Net income	$108	$110	$89

Segment net interest margin	3.02%	3.24%	3.31%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.22%	3.45%	3.52%
Provision for loan losses	$2	$10	$42
Charge-offs(1)	$28	$40	$97
Charge-off rate(1)	.53%	.75%	1.75%
Greater than 30-days delinquency rate	2.6%	2.4%	4.6%
Greater than 90-days delinquency rate	1.0%	.6%	2.0%
Forbearance rate	3.9%	4.0%	2.7%
Average Private Education Loans	$22,296	$22,473	$22,624
Ending Private Education Loans, net	$21,079	$21,289	$22,245
Private Education Refinance Loans:
Charge-offs	$2	$2	$1
Greater than 90-days delinquency rate	.1%	—%	—%
Average Private Education Refinance Loans	$8,167	$7,768	$5,976
Ending Private Education Refinance Loans	$8,202	$7,873	$6,423
Private Education Refinance Loan originations	$1,148	$1,288	$1,643

(1)

Third-quarter 2020 excludes the $23 million of charge-offs on the expected future recoveries on charged-off loans that occurred as a result of changing the charge-off rate from 81% to 81.4% in third-quarter 2020.

DISCUSSION OF RESULTS — 4Q20 vs. 4Q19

•	Originated $1.1 billion of Private Education Refinance Loans compared to $1.6 billion in the year-ago quarter.

•	Core Earnings increased 21% to $108 million compared to $89 million in the year-ago quarter.

•	Net interest income decreased $19 million primarily due to the natural paydown of the non-refinance loan portfolio.

•

Provision for loan losses decreased $40 million. There was not a significant change in the credit quality of the portfolio or in the current and forecasted economic conditions between September 30, 2020 and December 31, 2020. This resulted in minimal provision for the current quarter. See pages 13 – 16 for discussion regarding transition to CECL on January 1, 2020. Private Education Loan performance results include:

○	Charge-offs were $28 million compared with $97 million in fourth-quarter 2019.

○	Private Education Loan delinquencies greater than 90 days: $217 million, down $222 million from $439 million in fourth-quarter 2019.

○	Private Education Loan delinquencies greater than 30 days: $554 million, down $452 million from $1.0 billion in fourth-quarter 2019.

○

Private Education Loan forbearances: $844 million, up $240 million from $604 million in pre-COVID-19 fourth-quarter 2019. Forbearances have declined by approximately $2.5 billion from the COVID-19 peak in second-quarter 2020.

•	Expenses were $3 million lower primarily due to improvements in operating efficiencies.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q20	3Q20	4Q19

Revenue from government services	$58	$56	$34
Revenue from healthcare services	35	34	25

Total fee revenue	93	90	59
Expenses	74	69	49

Pre-tax income	19	21	10

Net income	$15	$16	$8

EBITDA(1)	$22	$23	$11
EBITDA Margin(1)	23%	25%	18%
Contingent collections receivables inventory (in billions)	$16.0	$15.0	$14.9

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 4Q20 vs. 4Q19

•	Core Earnings increased 88% to $15 million compared to $8 million in the year-ago quarter.

•

Revenue increased $34 million, or 58%, primarily as a result of revenue earned from contracts to support states in providing unemployment benefits and contact tracing services. These increases were partially offset by the impact of COVID-19.

•	EBITDA was $22 million, up $11 million from the year-ago quarter. The increase in EBITDA is primarily the result of the revenue increase discussed above. EBITDA margin increased to 23% from 18%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on February 27, 2020). Certain reclassifications have been made to the balances as of and for the three months ended December 31, 2019, to be consistent with classifications adopted for 2020, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, January 27, 2021, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 1768064 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through February 10, 2021, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1768064.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP Basis
Net income	$186	$207	$171	$412	$597
Diluted earnings per common share	$.99	$1.07	$.78	$2.12	$2.56
Weighted average shares used to compute diluted earnings per share	188	194	221	195	233
Net interest margin, Federal Education Loan segment	1.19%	1.04%	.73%	.98%	.78%
Net interest margin, Consumer Lending segment	3.15%	3.36%	3.32%	3.29%	3.36%
Return on assets	.86%	.94%	.73%	.47%	.63%

Core Earnings Basis(1)
Net income	$166	$192	$153	$631	$607
Diluted earnings per common share	$.88	$.99	$.69	$3.24	$2.60
Adjusted diluted earnings per common share(2)	$.97	$1.03	$.67	$3.40	$2.64
Weighted average shares used to compute diluted earnings per share	188	194	221	195	233
Net interest margin, Federal Education Loan segment	1.06%	1.03%	.87%	.99%	.83%
Net interest margin, Consumer Lending segment	3.02%	3.24%	3.31%	3.20%	3.30%
Return on assets	.77%	.87%	.66%	.71%	.64%

Education Loan Portfolios(3)
Ending FFELP Loans, net	$58,284	$59,559	$64,575	$58,284	$64,575
Ending Private Education Loans, net	21,079	21,289	22,245	21,079	22,245

Ending total education loans, net	$79,363	$80,848	$86,820	$79,363	$86,820

Average FFELP Loans	$59,389	$60,695	$65,642	$61,522	$68,271
Average Private Education Loans	22,296	22,473	22,624	22,720	22,512

Average total education loans	$81,685	$83,168	$88,266	$84,242	$90,783

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation, of Core Earnings, see the section titled “Non-GAAP Financial Measures – Core Earnings.”

(2)

Adjusted diluted Core Earnings per share and adjusted Core Earnings expenses, both non-GAAP financial measures, exclude $20 million, $(7) million, $42 million and $12 million of net restructuring and regulatory-related expenses in fourth-quarters 2020 and 2019, and in full-years 2020 and 2019, respectively. These expenses are net of $0, $20 million, $10 million and $30 million of insurance reimbursements for costs related to such matters over the same respective periods.

(3)	Balances are the same for GAAP and Core Earnings basis.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures – Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				December 31, 2020 vs. September 30, 2020		December 31, 2020 vs. December 31, 2019
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	$	%	$	%
Interest income:
FFELP Loans	$401	$410	$636	$(9)	(2)%	$(235)	(37)%
Private Education Loans	329	350	414	(21)	(6)	(85)	(21)
Other loans	—	—	—	—	—	—	—
Cash and investments	—	1	18	(1)	(100)	(18)	(100)

Total interest income	730	761	1,068	(31)	(4)	(338)	(32)
Total interest expense	387	425	774	(38)	(9)	(387)	(50)

Net interest income	343	336	294	7	2	49	17
Less: provisions for loan losses	2	14	50	(12)	(86)	(48)	(96)

Net interest income after provisions for loan losses	341	322	244	19	6	97	40
Other income (loss):
Servicing revenue	51	54	58	(3)	(6)	(7)	(12)
Asset recovery and business processing revenue	121	125	124	(4)	(3)	(3)	(2)
Other income (loss)	3	—	8	3	100	(5)	(63)
Losses on debt repurchases	(6)	—	(14)	(6)	100	8	(57)
Gains (losses) on derivative and hedging activities, net	(1)	(2)	43	1	(50)	(44)	(102)

Total other income (loss)	168	177	219	(9)	(5)	(51)	(23)
Expenses:
Operating expenses	269	232	235	37	16	34	14
Goodwill and acquired intangible asset impairment and amortization expense	5	5	6	—	—	(1)	(17)
Restructuring/other reorganization expenses	—	3	2	(3)	(100)	(2)	(100)

Total expenses	274	240	243	34	14	31	13

Income before income tax expense	235	259	220	(24)	(9)	15	7
Income tax expense	49	52	49	(3)	(6)	—	—

Net income	$186	$207	$171	$(21)	(10)%	$15	9%

Basic earnings per common share	$1.00	$1.08	$.79	$(.08)	(7)%	$.21	27%

Diluted earnings per common share	$.99	$1.07	$.78	$(.08)	(7)%	$.21	27%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2020	2019	$	%
Interest income:
FFELP Loans	$1,837	$2,847	$(1,010)	(35)%
Private Education Loans	1,445	1,731	(286)	(17)
Other loans	—	2	(2)	(100)
Cash and investments	16	93	(77)	(83)

Total interest income	3,298	4,673	(1,375)	(29)
Total interest expense	2,046	3,488	(1,442)	(41)

Net interest income	1,252	1,185	67	6
Less: provisions for loan losses	155	258	(103)	(40)

Net interest income after provisions for loan losses	1,097	927	170	18
Other income (loss):
Servicing revenue	214	240	(26)	(11)
Asset recovery and business processing revenue	458	488	(30)	(6)
Other income (loss)	20	45	(25)	(56)
Gains on sales of loans	—	16	(16)	(100)
Gains (losses) on debt repurchases	(6)	45	(51)	(113)
Gains (losses) on derivative and hedging activities, net	(256)	22	(278)	(1,264)

Total other income (loss)	430	856	(426)	(50)
Expenses:
Operating expenses	964	984	(20)	(2)
Goodwill and acquired intangible asset impairment and amortization expense	22	30	(8)	(27)
Restructuring/other reorganization expenses	9	6	3	50

Total expenses	995	1,020	(25)	(2)

Income before income tax expense	532	763	(231)	(30)
Income tax expense	120	166	(46)	(28)

Net income	$412	$597	$(185)	(31)%

Basic earnings per common share	$2.14	$2.59	$(.45)	(17)%

Diluted earnings per common share	$2.12	$2.56	$(.44)	(17)%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	December 31, 2020	September 30, 2020	December 31, 2019
Assets
FFELP Loans (net of allowance for losses of $288, $297 and $64, respectively)	$58,284	$59,559	$64,575
Private Education Loans (net of allowance for losses of $1,089, $1,091 and $1,048, respectively)	21,079	21,289	22,245
Investments	285	311	211
Cash and cash equivalents	1,183	1,775	1,233
Restricted cash and cash equivalents	2,354	2,439	2,548
Goodwill and acquired intangible assets, net	735	741	757
Other assets	3,492	3,550	3,334

Total assets	$87,412	$89,664	$94,903

Liabilities
Short-term borrowings	$6,613	$7,078	$8,483
Long-term borrowings	77,332	79,137	81,715
Other liabilities	1,020	1,184	1,356

Total liabilities	84,965	87,399	91,554

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 454 million, 453 million and 451 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,226	3,220	3,198
Accumulated other comprehensive income (loss), net of tax	(274)	(294)	(91)
Retained earnings	3,331	3,175	3,664

Total Navient Corporation stockholders’ equity before treasury stock	6,287	6,105	6,775
Less: Common stock held in treasury: 267 million, 267 million and 236 million shares, respectively	(3,854)	(3,851)	(3,439)

Total Navient Corporation stockholders’ equity	2,433	2,254	3,336
Noncontrolling interest	14	11	13

Total equity	2,447	2,265	3,349

Total liabilities and equity	$87,412	$89,664	$94,903

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended December 31, 2020 Compared with Three Months Ended December 31, 2019

For the three months ended December 31, 2020, net income was $186 million, or $0.99 diluted earnings per common share, compared with net income of $171 million, or $0.78 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $49 million, primarily as a result of a favorable interest rate environment and the growth in the Private Education Refinance Loan portfolio, partially offset by the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $48 million (see pages 13 – 16 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $8 million to $0 in fourth-quarter 2020.

○	The provision for Private Education Loan losses decreased $40 million to $2 million in fourth-quarter 2020.

There was not a significant change in the credit quality of the portfolio or in the current and forecasted economic conditions between September 30, 2020 and December 31, 2020. This resulted in minimal provision for the current quarter.

•

Asset recovery and business processing revenue decreased $3 million primarily as a result of the wind-down of the ED asset recovery contract in the Federal Education Loan segment and the impact of COVID-19 on certain collection and processing activities. This was mostly offset by $40 million of revenue earned in our Business Processing segment from contracts in which we were selected to support states in providing unemployment benefits and contact tracing services.

•

Net losses on debt repurchases decreased by $8 million. We repurchased $579 million of debt at a $6 million loss in the current quarter compared to $1.0 billion repurchased at a $14 million loss in the year-ago quarter.

•

Net gains on derivative and hedging activities decreased $44 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $20 million and $(9) million in the fourth quarters of 2020 and 2019, respectively, operating expenses were $249 million and $244 million in the fourth quarters of 2020 and 2019, respectively. This $5 million increase was a result of a $25 million increase in the Business Processing segment in connection with a $34 million increase in segment revenue, with the remaining $20 million decrease in expenses primarily in the Federal Education Loans and Consumer Lending segments as a result of the decrease of Federal Education Loan asset recovery revenue discussed above as well as improvements in operating efficiencies. Regulatory-related expenses in the year-ago period are net of $20 million of insurance reimbursements for covered costs related to such matters.

•

During the fourth quarter of 2020, the Company incurred no restructuring/other reorganization expenses compared with $2 million of expenses incurred during the fourth quarter of 2019 in connection with an effort to reduce costs and improve operating efficiency. These charges in the prior period were primarily due to lease terminations and severance-related costs.

There were no share repurchases in the current quarter compared with 5.8 million shares of our common stock repurchased during the fourth quarter of 2019. As a result of repurchases, our average outstanding diluted shares decreased by 33 million common shares (or 15%) from the year-ago period.

Year Ended December 31, 2020 Compared with Year Ended December 31, 2019

For the year ended December 31, 2020, net income was $412 million, or $2.12 diluted earnings per common share, compared with net income of $597 million, or $2.56 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $67 million, primarily as a result of a favorable interest rate environment and the growth in the Private Education Refinance Loan portfolio, which was partially offset by the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios.

•	Provisions for loan losses decreased $103 million (see pages 13 – 16 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $17 million to $13 million in 2020.

○	The provision for Private Education Loan losses decreased $86 million to $142 million in 2020.

The provision in 2020 is primarily related to an increase in expected losses due to COVID 19’s negative impact on the current and forecast economic conditions. This provision directly related to changes in the following assumptions regarding the current and forecasted economic conditions since the adoption of CECL on January 1, 2020: an increase in unemployment, a decrease in GDP, a decrease in interest rates, an increase in consumer loan delinquency rates and a decrease in consumer income.

•

Asset recovery and business processing revenue decreased $30 million primarily as a result of the wind-down of the ED asset recovery contract in the Federal Education Loan segment and the impact of COVID-19 on certain collection and processing activities. This was partially offset by $96 million of revenue earned in our Business Processing segment from contracts in which we were selected to support states in providing unemployment benefits and contact tracing services.

•

Net gains on sales of loans decreased $16 million, due to the $16 million gain on sale of $412 million of Private Education Refinance Loans in the year-ago period. There were no loan sales in the current period.

•

Net gains on debt repurchases decreased by $51 million. We repurchased $768 million of debt at a $6 million loss in the current period compared to $1.2 billion repurchased at a $45 million gain in the year-ago period.

•

Net gains on derivative and hedging activities decreased $278 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related costs of $33 million and $6 million, respectively, operating expenses were $931 million and $978 million in the years ended December 31, 2020 and 2019, respectively. This $47 million decrease was primarily a result of an $82 million decrease in expenses in the Federal Education Loan and Consumer Lending segments as a result of the decrease of Federal Education Loan asset recovery revenue discussed above as well as improvements in operating efficiencies. The remaining $35 million increase is primarily in the Business Processing segment in connection with a $46 million increase in segment revenue. Regulatory-related expenses in the years ended December 2020 and 2019 are net of $10 million and $30 million of insurance reimbursements for costs related to such matters.

•

Acquired intangible asset impairment and amortization expense decreased $8 million primarily as the result of the notice of termination of a contract in our government services reporting unit in the year-ago period which resulted in $4 million of impairment on the related intangible asset.

•

During the years ended December 31, 2020 and 2019, the Company incurred $9 million and $6 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were primarily due to lease terminations and severance-related costs.

We repurchased 30.6 million and 34.5 million shares of our common stock during the years ended December 31, 2020 and 2019, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 38 million common shares (or 16%) from the year-ago period.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance — GAAP and Core Earnings Basis

	December 31, 2020		September 30, 2020		December 31, 2019

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$483		$507		$629
Loans in forbearance(2)	844		867		604
Loans in repayment and percentage of each status:
Loans current	20,287	97.4%	20,507	97.6%	21,083	95.4%
Loans delinquent 31-60 days(3)	211	1.0	224	1.1	349	1.6
Loans delinquent 61-90 days(3)	126	.6	140	.7	218	1.0
Loans delinquent greater than 90 days(3)	217	1.0	135	.6	439	2.0

Total Private Education Loans in repayment	20,841	100%	21,006	100%	22,089	100%

Total Private Education Loans, gross	22,168		22,380		23,322
Private Education Loan unamortized discount(4)	—		—		(617)

Total Private Education Loans	22,168		22,380		22,705
Private Education Loan receivable for partially charged-off loans(4)	—		—		588
Private Education Loan allowance for losses	(1,089)		(1,091)		(1,048)

Private Education Loans, net	$21,079		$21,289		$22,245

Percentage of Private Education Loans in repayment		94.0%		93.9%		94.7%

Delinquencies as a percentage of Private Education Loans in repayment		2.6%		2.4%		4.6%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.9%		4.0%		2.7%

Cosigner rate(5)		41%		42%		47%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)

In connection with the adoption of CECL on January 1, 2020: (1) the $475 million and $498 million of discounts as of December 31,2020 and September 30, 2020, respectively, associated with the loans are now included as part of the respective loan balances for this disclosure and (2) the receivable for partially charged-off loans has been reclassified from the Private Education Loan balance to the allowance for loan loss. Both of these changes are prospective in nature as prior balances are not restated under CECL.

(5)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for fourth-quarter 2020, third-quarter 2020 and fourth-quarter 2019.

ALLOWANCE FOR LOAN LOSSES

On January 1, 2020, we adopted ASU No. 2016-13, “Financial Instruments — Credit Losses,” which requires measurement and recognition of an allowance for loan loss that estimates the remaining current expected credit losses (“CECL”) for financial assets measured at amortized cost held at the reporting date. Our prior allowance for loan loss was an incurred loss model and, as a result, the new guidance resulted in an increase to our allowance for loan losses. The new standard impacts the allowance for loan losses related to our Private Education Loans and FFELP Loans.

The standard was applied through a cumulative-effect adjustment to retained earnings (net of tax) as of January 1, 2020, the effective date, for the education loans on our balance sheet as of that date (except for the $70 million purchased credit deteriorated portfolio where the related $43 million allowance is recorded as an increase to the basis of the loans). Subsequently, changes in the estimated remaining current expected credit losses, including estimated losses on newly originated education loans, are recorded through provision (net income). This standard represents a significant change from previous GAAP and has resulted in material changes to the Company’s accounting for the allowance for loan losses.

Related to the adoption of CECL:

•

We have determined that, for modeling current expected credit losses, we can reasonably estimate expected losses that incorporate current and forecasted economic conditions over a three-year period. After this “reasonable and supportable” period, there is a two-year reversion period to Navient’s actual long-term historical loss experience over a full economic life cycle. The model used to project losses utilizes key credit quality indicators of the loan portfolio and predicts how those attributes are expected to perform in connection with the forecasted economic conditions. These losses are calculated on an undiscounted basis. We project losses at the loan level and make estimates regarding prepayments, recoveries on defaults and reasonably expected new Troubled Debt Restructurings (“TDRs”).

•

Separately, as it relates to interest rate concessions granted as part of our private education loan modification program, a discounted cash flow model is used to calculate the amount of interest forgiven for loans currently in the program. The present value of this interest rate concession is included in our CECL allowance for loan loss.

•	Charge-offs include the discount or premium related to such defaulted loan.

•

CECL requires our expected future recoveries for charged-off loans to be presented within the allowance for loan loss whereas previously, we accounted for our receivable for partially charged-off loans ($588 million as of December 31, 2019) as part of our Private Education Loan portfolio. This change is only a change in classification on the balance sheet and does not impact retained earnings at adoption of CECL or provision and net income post-adoption.

The total allowance for loan losses increased by $802 million upon adoption on January 1, 2020 (excluding the impact of the balance sheet reclassifications related to the expected future recoveries and purchased credit impaired portfolio discussed above). This had a corresponding reduction to equity of $620 million.

The following table summarizes the transition adjustments made as of January 1, 2020 in connection with adopting CECL:

(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance as of December 31, 2019 (prior to CECL)	$64	$1,048	$1,112
Transition adjustments made under CECL on January 1, 2020:
Current expected credit losses on non-Purchased Credit Deteriorated (“PCD”) portfolio(1)	260	542	802
Current expected credit losses on PCD portfolio(2)	—	43	43
Reclassification of the receivable for partially charged-off loans(3)	—	(588)	(588)

Net increase to allowance for loan losses under CECL	260	(3)	257

Allowance as of January 1, 2020 after CECL	$324	$1,045	$1,369

(1)	Recorded net of tax through retained earnings. Resulted in a $620 million reduction to equity.

(2)	Recorded as an increase in basis of the loans. No impact to equity.

(3)	Reclassification of the receivable for partially charged-off loans from the Private Education Loan balance to the allowance for loan losses. No impact to equity.

The following tables summarize the activity in the allowance for loan losses during the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020:

	QUARTERS ENDED
	December 31, 2020			September 30, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$297	$1,091	$1,388	$302	$1,098	$1,400
Total provision	—	2	2	4	10	14
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	—	—	—	(23)	(23)
Net charge-offs remaining(2)	(9)	(28)	(37)	(9)	(40)	(49)

Total charge-offs(2)	(9)	(28)	(37)	(9)	(63)	(72)
Decrease in expected future recoveries on charged-off loans(3)	—	24	24	—	46	46

Allowance at end of period	288	1,089	1,377	297	1,091	1,388
Plus: expected future recoveries on charged-off loans(3)	—	479	479	—	503	503

Allowance at end of period excluding expected future recoveries on charged-off loans(4)	$288	$1,568	$1,856	$297	$1,594	$1,891

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.07%	.53%		.07%	.75%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%		—%	.44%
Allowance coverage of charge-offs (annualized)(4)	8.1	14.0		8.8	6.4
Allowance as a percentage of the ending total loan balance(4)	.5%	7.1%		.5%	7.1%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.5%		.6%	7.6%
Ending total loans	$58,572	$22,168		$59,856	$22,380
Average loans in repayment	$48,324	$20,939		$47,597	$20,884
Ending loans in repayment	$48,057	$20,841		$48,716	$21,006

(1)

In third-quarter 2020, the portion of the loan amount charged off at default on our Private Education Loans increased from 81% to 81.4%. This change resulted in a $23 million reduction to the balance of expected future recoveries on charged-off loans in third-quarter 2020.

(2)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020
Beginning of period expected recoveries	$503	$549
Expected future recoveries of current period defaults	4	7
Recoveries	(23)	(28)
Charge-offs	(5)	(25)

End of period expected recoveries	$479	$503

Change in balance during period	$(24)	$(46)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

	YEAR ENDED
	December 31, 2020
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period (after transition adjustment to CECL on January 1, 2020)	$324	$1,045	$1,369
Total provision	13	142	155
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(23)	(23)
Net charge-offs remaining(2)	(49)	(184)	(233)

Total charge-offs(2)	(49)	(207)	(256)
Decrease in expected future recoveries on charged-off loans(3)	—	109	109

Allowance at end of period	288	1,089	1,377
Plus: expected future recoveries on charged off loans(3)	—	479	479

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$288	$1,568	$1,856

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	.10%	.88%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.11%
Allowance coverage of charge-offs (annualized)(4)	5.9	7.6
Allowance as a percentage of the ending total loan balance(4)	.5%	7.1%
Allowance as a percentage of ending loans in repayment(4)	.6%	7.5%
Ending total loans	$58,572	$22,168
Average loans in repayment	$48,130	$20,790
Ending loans in repayment	$48,057	$20,841

(1)

In third-quarter 2020, the portion of the loan amount charged off at default on our Private Education Loans increased from 81% to 81.4%. This change resulted in a $23 million reduction to the balance of expected future recoveries on charged-off loans in third-quarter 2020.

(2)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.”

(3)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

YEAR ENDED
(Dollars in millions)	December 31, 2020
Beginning of period expected recoveries	$588
Expected future recoveries of current period defaults	32
Recoveries	(107)
Charge-offs	(34)

End of period expected recoveries	$479

Change in balance during period	$(109)

(4)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

The following table summarizes the activity in the Private Education Loan allowance for loan losses for the year-ago periods presented:

	QUARTER ENDED	YEAR ENDED
(Dollars in millions)	December 31, 2019	December 31, 2019
Allowance at beginning of period	$1,101	$1,201
Provision for Private Education Loan losses	42	226
Charge-offs:
Net adjustment resulting from the change in the charge-off rate(1)	—	(21)
Net charge-offs remaining(2)	(97)	(364)

Total charge-offs(2)	(97)	(385)
Reclassification of interest reserve(3)	2	7
Loan sales	—	(1)

Allowance at end of period	$1,048	$1,048

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.75%	1.67%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	.10%
Allowance coverage of charge-offs (annualized)	2.7	2.7
Allowance as a percentage of the ending total loan balance	4.4%	4.4%
Allowance as a percentage of ending loans in repayment	4.7%	4.7%
Ending total loans(4)	$23,910	$23,910
Average loans in repayment	$21,977	$21,859
Ending loans in repayment	$22,089	$22,089

(1)

In third-quarter 2019, the portion of the loan amount charged off at default on our Private Education Loans increased from 80.5% to 81%. This change resulted in a $21 million reduction to the balance of the receivable for partially charged-off loans in third-quarter 2019.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. The table below summarizes the activity in the receivable for partially charged-off loans:

	QUARTER ENDED	YEAR ENDED
(Dollars in millions)	December 31, 2019	December 31, 2019
Receivable at beginning of period	$603	$674
Expected future recoveries of current period defaults	19	74
Recoveries	(29)	(126)
Charge-offs	(5)	(34)

Receivable at end of period	$588	$588

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.7 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We have $600 million of remaining share repurchase authority as of December 31, 2020.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,183	$1,775	$1,233
Unencumbered FFELP Loans	208	332	319
Unencumbered Private Education Refinance Loans	274	415	414

Total GAAP and Core Earnings basis	$1,665	$2,522	$1,966

Average Balances

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,365	$1,601	$1,463	$1,358	$1,261
Unencumbered FFELP Loans	387	329	311	320	433
Unencumbered Private Education Refinance Loans	572	640	587	582	670

Total GAAP and Core Earnings basis	$2,324	$2,570	$2,361	$2,260	$2,364

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (“ABCP”) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail these facilities with maturity dates ranging from June 2021 to April 2022.

ABCP Facilities – Maximum Additional Capacity:

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
FFELP Loan ABCP facilities	$506	$122	$867
Private Education Loan ABCP facilities	$2,221	$2,241	$384

ABCP Facilities – Average Maximum Additional Capacity:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FFELP Loan ABCP facilities	$542	$279	$1,511	$482	$1,266
Private Education Loan ABCP facilities	$2,138	$2,177	$514	$1,586	$1,020

At December 31, 2020, we had a total of $5.4 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.6 billion of our unencumbered tangible assets of which $2.4 billion and $0.2 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2020, we had $6.0 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.3 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2020	September 30, 2020	December 31, 2019
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.9	$3.8	$4.3
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.1	2.2	3.2
Tangible unencumbered assets(1)	5.4	6.4	5.6
Senior unsecured debt	(8.4)	(9.5)	(9.5)
Mark-to-market on unsecured hedged debt(2)	(.7)	(.8)	(.4)
Other liabilities, net	(.6)	(.6)	(.6)

Total tangible equity — GAAP Basis(1)	$1.7	$1.5	$2.6

(1)	At December 31, 2020, September 30, 2020 and December 31, 2019, excludes goodwill and acquired intangible assets, net, of $735 million, $741 million and $757 million, respectively.

(2)

At December 31, 2020, September 30, 2020 and December 31, 2019, there were $634 million, $708 million and $332 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$382	$329	$—	$—	$711	$32	$(13)	$19	$730
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	—	—	—	—	—	—	—	—	—

Total interest income	382	329	—	—	711	32	(13)	19	730
Total interest expense	220	153	—	24	397	—	(10)	(10)	387

Net interest income (loss)	162	176	—	(24)	314	32	(3)	29	343
Less: provisions for loan losses	—	2	—	—	2	—	—	—	2

Net interest income (loss) after provisions for loan losses	162	174	—	(24)	312	32	(3)	29	341
Other income (loss):
Servicing revenue	50	1	—	—	51	—	—	—	51
Asset recovery and business processing revenue	28	—	93	—	121	—	—	—	121
Other income (loss)	1	—	—	2	3	(32)	31	(1)	2
Losses on debt repurchases	—	—	—	(6)	(6)	—	—	—	(6)

Total other income (loss)	79	1	93	(4)	169	(32)	31	(1)	168
Expenses:
Direct operating expenses	70	37	74	—	181	—	—	—	181
Unallocated shared services expenses	—	—	—	88	88	—	—	—	88

Operating expenses	70	37	74	88	269	—	—	—	269
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	70	37	74	88	269	—	5	5	274

Income (loss) before income tax expense (benefit)	171	138	19	(116)	212	—	23	23	235
Income tax expense (benefit)(2)	37	30	4	(25)	46	—	3	3	49

Net income (loss)	$134	$108	$15	$(91)	$166	$—	$20	$20	$186

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$29	$—	$29
Total other income (loss)	(1)	—	(1)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$28	$(5)	23

Income tax expense (benefit)			3

Net income (loss)			$20

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$393	$350	$—	$—	$743	$31	$(14)	$17	$760
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	393	350	—	1	744	31	(14)	17	761
Total interest expense	232	161	—	30	423	7	(5)	2	425

Net interest income (loss)	161	189	—	(29)	321	24	(9)	15	336
Less: provisions for loan losses	4	10	—	—	14	—	—	—	14

Net interest income (loss) after provisions for loan losses	157	179	—	(29)	307	24	(9)	15	322
Other income (loss):
Servicing revenue	53	1	—	—	54	—	—	—	54
Asset recovery and business processing revenue	35	—	90	—	125	—	—	—	125
Other income (loss)	(1)	—	—	1	—	(24)	22	(2)	(2)

Total other income (loss)	87	1	90	1	179	(24)	22	(2)	177
Expenses:
Direct operating expenses	64	37	69	—	170	—	—	—	170
Unallocated shared services expenses	—	—	—	62	62	—	—	—	62

Operating expenses	64	37	69	62	232	—	—	—	232
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	64	37	69	65	235	—	5	5	240

Income (loss) before income tax expense (benefit)	180	143	21	(93)	251	—	8	8	259
Income tax expense (benefit)(2)	43	33	5	(22)	59	—	(7)	(7)	52

Net income (loss)	$137	$110	$16	$(71)	$192	$—	$15	$15	$207

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles		Total
Net interest income after provisions for loan losses	$15	$—		$15
Total other income (loss)	(2)		—	(2)
Goodwill and acquired intangible asset impairment and amortization	—		5	5

Total Core Earnings adjustments to GAAP	$13		$(5)	8

Income tax expense (benefit)				(7)

Net income (loss)				$15

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$649	$414	$—	$—	$1,063	$4	$(17)	$(13)	$1,050
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	9	3	—	6	18	—	—	—	18

Total interest income	658	417	—	6	1,081	4	(17)	(13)	1,068
Total interest expense	510	222	—	39	771	8	(5)	3	774

Net interest income (loss)	148	195	—	(33)	310	(4)	(12)	(16)	294
Less: provisions for loan losses	8	42	—	—	50	—	—	—	50

Net interest income (loss) after provisions for loan losses	140	153	—	(33)	260	(4)	(12)	(16)	244
Other income (loss):
Servicing revenue	56	2	—	—	58	—	—	—	58
Asset recovery and business processing revenue	65	—	59	—	124	—	—	—	124
Other income (loss)	6	—	—	2	8	4	39	43	51
Losses on debt repurchases	—	—	—	(14)	(14)	—	—	—	(14)

Total other income (loss)	127	2	59	(12)	176	4	39	43	219
Expenses:
Direct operating expenses	89	40	49	—	178	—	—	—	178
Unallocated shared services expenses	—	—	—	57	57	—	—	—	57

Operating expenses	89	40	49	57	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	40	49	59	237	—	6	6	243

Income (loss) before income tax expense (benefit)	178	115	10	(104)	199	—	21	21	220
Income tax expense (benefit)(2)	42	26	2	(24)	46	—	3	3	49

Net income (loss)	$136	$89	$8	$(80)	$153	$—	$18	$18	$171

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(16)	$—	$(16)
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$27	$(6)	21

Income tax expense (benefit)			3

Net income (loss)			$18

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,813	$1,445	$—	$—	$3,258	$79	$(55)	$24	$3,282
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	7	3	—	6	16	—	—	—	16

Total interest income	1,820	1,448	—	6	3,274	79	(55)	24	3,298
Total interest expense	1,194	699	—	120	2,013	39	(6)	33	2,046

Net interest income (loss)	626	749	—	(114)	1,261	40	(49)	(9)	1,252
Less: provisions for loan losses	13	142	—	—	155	—	—	—	155

Net interest income (loss) after provisions for loan losses	613	607	—	(114)	1,106	40	(49)	(9)	1,097
Other income (loss):
Servicing revenue	208	6	—	—	214	—	—	—	214
Asset recovery and business processing revenue	154	—	304	—	458	—	—	—	458
Other income (loss)	9	—	—	11	20	(40)	(216)	(256)	(236)
Losses on debt repurchases	—	—	—	(6)	(6)	—	—	—	(6)

Total other income (loss)	371	6	304	5	686	(40)	(216)	(256)	430
Expenses:
Direct operating expenses	287	146	254	—	687	—	—	—	687
Unallocated shared services expenses	—	—	—	277	277	—	—	—	277

Operating expenses	287	146	254	277	964	—	—	—	964
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	22	22	22
Restructuring/other reorganization expenses	—	—	—	9	9	—	—	—	9

Total expenses	287	146	254	286	973	—	22	22	995

Income (loss) before income tax expense (benefit)	697	467	50	(395)	819	—	(287)	(287)	532
Income tax expense (benefit)(2)	160	107	11	(90)	188	—	(68)	(68)	120

Net income (loss)	$537	$360	$39	$(305)	$631	$—	$(219)	$(219)	$412

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(9)	$—	$(9)
Total other income (loss)	(256)	—	(256)
Goodwill and acquired intangible asset impairment and amortization	—	22	22

Total Core Earnings adjustments to GAAP	$(265)	$(22)	(287)

Income tax expense (benefit)			(68)

Net income (loss)			$(219)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$2,907	$1,731	$—	$—	$4,638	$8	$(68)	$(60)	$4,578
Other loans	1	1	—	—	2	—	—	—	2
Cash and investments	50	16	—	27	93	—	—	—	93

Total interest income	2,958	1,748	—	27	4,733	8	(68)	(60)	4,673
Total interest expense	2,376	980	—	161	3,517	6	(35)	(29)	3,488

Net interest income (loss)	582	768	—	(134)	1,216	2	(33)	(31)	1,185
Less: provisions for loan losses	30	228	—	—	258	—	—	—	258

Net interest income (loss) after provisions for loan losses	552	540	—	(134)	958	2	(33)	(31)	927
Other income (loss):
Servicing revenue	229	11	—	—	240	—	—	—	240
Asset recovery and business processing revenue	230	—	258	—	488	—	—	—	488
Other income (loss)	28	1	—	14	43	(41)	65	24	67
Gains on sales of loans	—	16	—	—	16	—	—	—	16
Gains on debt repurchases	—	—	—	33	33	39	(27)	12	45

Total other income (loss)	487	28	258	47	820	(2)	38	36	856
Expenses:
Direct operating expenses	359	156	215	—	730	—	—	—	730
Unallocated shared services expenses	—	—	—	254	254	—	—	—	254

Operating expenses	359	156	215	254	984	—	—	—	984
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	30	30	30
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	359	156	215	260	990	—	30	30	1,020

Income (loss) before income tax expense (benefit)	680	412	43	(347)	788	—	(25)	(25)	763
Income tax expense (benefit)(2)	155	96	10	(80)	181	—	(15)	(15)	166

Net income (loss)	$525	$316	$33	$(267)	$607	$—	$(10)	$(10)	$597

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(31)	$—	$(31)
Total other income (loss)	36	—	36
Goodwill and acquired intangible asset impairment and amortization	—	30	30

Total Core Earnings adjustments to GAAP	$5	$(30)	(25)

Income tax expense (benefit)			(15)

Net income (loss)			$(10)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Core Earnings net income	$166	$192	$153	$631	$607
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	28	13	27	(265)	5
Net impact of goodwill and acquired intangible assets	(5)	(5)	(6)	(22)	(30)
Net tax effect	(3)	7	(3)	68	15

Total Core Earnings adjustments to GAAP	20	15	18	(219)	(10)

GAAP net income	$186	$207	$171	$412	$597

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(1)	$(2)	$43	$(256)	$22
Plus: Gains (losses) on fair value hedging activity included in interest expense	1	(3)	1	(17)	21

Total gains (losses)	$—	$(5)	$44	$(273)	$43
Plus: Settlements on derivative and hedging activities, net(1)	32	24	(4)	40	41

Mark-to market gains (losses) on derivative and hedging activities, net(2)	32	19	40	(233)	84
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(13)	(14)	(17)	(55)	(68)
Other derivative accounting adjustments(3)	9	8	4	23	(11)

Total net impact of derivative accounting	$28	$13	$27	$(265)	$5

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(32)	$(31)	$(4)	$(79)	$(8)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	—	7	8	39	6
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	(39)

Total reclassifications of settlements on derivative and hedging activities	$(32)	$(24)	$4	$(40)	$(41)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Floor Income Contracts	$28	$32	$37	$(130)	$(15)
Basis swaps	1	(10)	(10)	3	—
Foreign currency hedges	1	(8)	(4)	9	65
Other	2	5	17	(115)	34

Total mark-to-market gains (losses) on derivative and hedging activities, net	$32	$19	$40	$(233)	$84

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2020, derivative accounting has decreased GAAP equity by approximately $616 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Beginning impact of derivative accounting on GAAP equity	$(657)	$(692)	$(289)	$(235)	$(34)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	41	35	54	(381)	(201)

Ending impact of derivative accounting on GAAP equity	$(616)	$(657)	$(235)	$(616)	$(235)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Total pre-tax net impact of derivative accounting recognized in net income(a)	$28	$13	$27	$(265)	$5
Tax impact of derivative accounting adjustment recognized in net income	(7)	(1)	(7)	67	(2)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	20	23	34	(183)	(204)

Net impact of net mark-to-market gains (losses) under derivative accounting	$41	$35	$54	$(381)	$(201)

(a) See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of December 31, 2020, the remaining term of the floor income contracts was approximately 3 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of December 31, 2020, the remaining term of these pay-fixed interest rate swaps was approximately 6 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Unamortized net Floor premiums, net of tax	$38	$47	$76
Unrecognized hedged Floor Income related to pay fixed interest rate swaps, net of tax	363	366	476

Total hedged Floor Income, net of tax(1)(2)	$401	$413	$552

(1)  $520 million, $540 million and $717 million on a pre-tax basis as of December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

(2)  Of the $401 million as of December 31, 2020, approximately $172 million, $113 million and $84 million will be recognized as part of Core Earnings net income in 2021, 2022 and 2023, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Core Earnings goodwill and acquired intangible asset adjustments	$(5)	$(5)	$(6)	$(22)	$(30)

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
GAAP equity	$2,433	$2,254	$3,336
Less:
Goodwill and acquired intangible assets	735	741	757
Capital held for FFELP Loans	291	298	323

Adjusted tangible equity	$1,407	$1,215	$2,256

Divided by:
Total assets	$87,412	$89,664	$94,903
Less:
Goodwill and acquired intangible assets	735	741	757
FFELP Loans	58,284	59,559	64,575

Adjusted tangible assets	$28,393	$29,364	$29,571

Adjusted Tangible Equity Ratio(1)	5.0%	4.1%	7.6%

(1)  The following provides a pro forma of what the Adjusted Tangible Equity Ratio would be if the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Adjusted tangible equity (from above table)	$1,407	$1,215	$2,256
Plus: Ending impact of derivative accounting on GAAP equity (see page 27)	616	657	235

Pro forma adjusted tangible equity	$2,023	$1,872	$2,491

Adjusted tangible assets (from above table)	$28,393	$29,364	$29,571

Pro forma Adjusted Tangible Equity Ratio	7.1%	6.4%	8.4%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This metric measures the amount of operating cash flow generated by the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Pre-tax income	$19	$21	$10	$50	$43
Plus:
Depreciation and amortization expense(1)	3	2	1	7	6

EBITDA	$22	$23	$11	$57	$49

Divided by:
Total revenue	$93	$90	$59	$304	$258

EBITDA margin	23%	25%	18%	19%	19%

(1)	There is no interest expense in this segment.